EXHIBIT 5.1
April 17, 2007
Nuance Communications, Inc.
1 Wayside Road
Burlington, MA 01803
     RE: Registration Statement on Form S-3
Ladies and Gentlemen:
     I have examined the Registration Statement on Form S-3 to be filed by Nuance Communications, Inc. (the “Company”) with the Securities and Exchange Commission on or about April 18, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 522,884 shares of Common Stock, par value $0.001 per share (the “Shares”), to be sold by selling stockholders as set forth in the Registration Statement.
     It is my opinion that the Shares will be, when sold in the manner referred to in the Registration Statement, legally and validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Sincerely,
/s/ Garrison R. Smith

Garrison R. Smith Director, Corporate Legal Services Nuance Communications, Inc.